UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2024

CAPRI HOLDINGS LTD

(Exact name of Registrant as Specified in its Charter)

001-35368

(Commission File Number)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

90 Whitfield Street

2nd Floor

London, United Kingdom

W1T 4EZ

(Address of Principal Executive Offices)

44 207 632 8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Ordinary Shares, no par value	CPRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 23, 2024, Capri Holdings Limited (the “Company”) entered into a first incremental term loan amendment (the “Amendment”) to its existing senior unsecured revolving credit facility (the “Revolving Credit Facility”) with, among others, JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Facility” and, as amended by the Amendment, the “Credit Facility”). The Amendment amended the Existing Credit Facility, to, among other things, provide for a $450 million senior unsecured delayed draw term loan facility (the “Incremental Term Loan Facility”) that is available until November 1, 2024, the proceeds which may be used solely to repay the 4.00% senior unsecured notes issued by Michael Kors (USA), Inc., which mature on November 1, 2024.

The borrowing of the delayed draw term loans is subject to customary conditions, including pro forma compliance with the financial covenant in the Credit Facility, which requires the Company to maintain a net leverage ratio as of the end of each fiscal quarter of no greater than 4.0 to 1.0. If borrowed, the term loans will have a maturity date that is 364 days after the borrowing date. Amounts repaid or prepaid in respect of the term loans may not be reborrowed. The term loans will bear interest, at the Company’s option, at (i) an alternate base rate, which is the greatest of (x) the prime rate publicly announced from time to time by JPMorgan Chase, (y) the greater of the federal funds effective rate and the Federal Reserve Bank of New York overnight bank funding rate and zero, plus 50 basis points, and (z) the greater of term SOFR for an interest period of one month plus 10 basis points and zero, plus 100 basis points, or (ii) the greater of term SOFR for the applicable interest period plus 10 basis points (“Adjusted Term SOFR”) and zero; in each case, plus an applicable margin based on the Company’s public debt ratings and/or net leverage ratio. The Incremental Term Loan Facility is subject to a commitment fee which begins to accrue 45 days after the effective date of the Amendment until the facility terminates or the term loans are funded, which is equal to 10 basis points to 20 basis points per annum, based on the Company’s public debt ratings and/or net leverage ratio, applied to the average daily unused amount of the Incremental Term Loan Facility.

The term loans may be prepaid and commitments may be terminated or reduced by the Company without premium or penalty other than customary “breakage” costs with respect to loans bearing interest based upon Adjusted Term SOFR. In addition, the Company is required to apply an amount equal to the net proceeds from certain incurrences of indebtedness for borrowed money, issuances of equity interests and dispositions of assets (subject to customary reinvestment rights) to reduce the commitments under the Incremental Term Loan Facility, or after the terms loans are funded, to prepay the term loans, subject to certain qualifications and exceptions.

The Incremental Term Loan Facility is subject to the same representations and warranties, covenants and events of default as the Revolving Credit Facility; however, the Amendment adds a covenant restricting the Company’s ability to enter into agreements for indebtedness for borrowed money that prohibits or limits any borrower or guarantor under the Credit Facility from granting liens on its assets to secure the obligations under the Credit Facility, subject to certain exceptions and qualifications.

This summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.

10.1	First Incremental Term Loan Amendment dated as of August 23, 2024 to Revolving Credit Agreement, dated as of July 1, 2022 among Capri Holdings Limited, Michael Kors (USA), Inc., the foreign subsidiary borrowers party thereto, the guarantors party thereto, the financial institutions party thereto as lenders and issuing banks and JPMorgan Chase Bank, N.A., as administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPRI HOLDINGS LIMITED

Date: August 23, 2024

	By:	/s/ Thomas J. Edwards, Jr.
	Name:	Thomas J. Edwards, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer